Exhibit 10.75

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2009, by and among COMSTOCK STATION VIEW, L.C., a Virginia limited liability company (“Station View”), COMSTOCK POTOMAC YARD, L.C., a Virginia limited liability company (“Potomac”; Station View and Potomac are sometimes hereinafter referred to individually as “Borrower” and collectively as “Borrowers”), COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation (“Guarantor”; Borrowers and Guarantor are sometimes hereinafter referred to individually as a “Loan Party” and collectively as the “Loan Parties”), and KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), individually and as Agent for the Lenders (the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers and KeyBank, individually and as Agent, entered into that certain Loan Agreement dated as of March 14, 2008 (the “Loan Agreement”); and

WHEREAS, Guarantor executed and delivered to Agent and the Lenders that certain Unconditional Guaranty of Payment and Performance dated as of March 14, 2008 (the “Guaranty”); and

WHEREAS, Borrowers are presently in default under the Loan Agreement due to the failure to make the mandatory prepayments required under Section 3.3 of the Loan Agreement, the failure of Station View to timely pay real estate taxes on the Station View Project due for the second half of calendar year 2008 and the first half of calendar year 2009, and the failure of Potomac to timely pay the condominium association dues payable on or before their due date in connection with the ownership of Potomac Project (as defined in the Loan Agreement) (collectively, the “Existing Defaults”);

WHEREAS, the Loan Parties have requested that the Agent and KeyBank waive the Existing Defaults and make certain amendments to the Loan Agreement, and the Agent and KeyBank are willing to do so, on and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. Definitions. All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

2. Waivers of Existing Defaults.

(a) KeyBank and the Loan Parties have agreed that, in consideration of the representations, covenants and agreements of Loan Parties contained in this Agreement, KeyBank hereby waives the Existing Defaults.

(b) Loan Parties specifically agree and acknowledge that, except as expressly set forth in Section 2(a) with respect to the Existing Defaults, neither this Agreement nor any continued making of Loans or extensions of credit to Borrowers in accordance with the Loan Documents, shall be deemed a waiver of or consent by the Lenders to any other Default or Event of Default under the Loan Documents.

3. Modification of the Loan Agreement. Loan Parties, KeyBank and Agent do hereby modify and amend the Loan Agreement as follows:

(a) By deleting the definition of “Salable Inventory” from §1.1 of the Loan Agreement.

(b) By inserting the following new definitions in §1.1 of the Loan Agreement:

“Association. The Unit Owners Association of The Eclipse on Center Park Condominium.

Bank of America Line of Credit. The Indebtedness of Guarantor in the principal amount of $3,120,000, which Indebtedness is evidenced by that certain Revolving Line Credit Note dates as of February 22, 2006, by and between Guarantor and Bank of America, N.A., as modified by that certain Loan Modification Agreement dated August 22, 2006, by that certain Second Loan Modification Agreement dated as of November 22, 2006, that certain Third Modification Agreement dated June 28, 2007, that certain Fourth Modification Agreement dated December 27, 2007, that certain Fifth Modification Agreement dated as of February 27, 2008 and that certain Sixth Loan Modification Agreement dated November 26, 2008.

Cascades. Comstock Cascades, L.C., a Virginia limited liability company.

Cascades Debt. The loan in the original aggregate amount of up to $9,200,000, which loan is evidenced by, among other things, that certain Disbursement and Development Loan Agreement dated July 14, 2004 by and between Cascades and M&T, as modified by that certain Forbearance Agreement (Comstock Cascades, L.C.) dated as of September 28, 2009.

Cascades Property. That certain real property owned by Cascades and located in Loudon County, Virginia, which real property is subject to the Cascades Debt as of the First Amendment Date.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00, (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

Cash Collateral Agreement. Cash Collateral Account and Control Agreement dated as of the First Amendment Date by the Borrowers in favor of Agent for the benefit of the Lenders, as the same may be hereafter modified or amended.

Comstock Facilities. Collectively, the credit or loan facilities described on Schedule A attached hereto.

Condo Assessment Settlement Agreement. Collectively, (i) the letter from Potomac to the Association dated October 8, 2008 regarding the payment of delinquent assessments due under the Condominium Declaration, and (ii) the Consent of the Board of Directors of the The Eclipse on Center Park Condominium Unit Owners Association to Action Without a Meeting made effective as of November 20, 2008.

Deficiency Notes. The promissory notes evidencing the Deficiency Note Subordinate Debt.

Deficiency Note Subordinate Debt. All amounts representing the deficiency claims of Wachovia Bank, National Association, Cornerstone Bank and M&T against Guarantor more particularly described and set forth in the Deficiency Notes, but excluding the amounts due to Bank of America, N.A. pursuant to the Bank of America Line of Credit.

Distribution Certificate. A written certificate from Borrowers and Guarantor to Agent and the Lenders on the First Amendment Date, and on the 15th day of each calendar month thereafter, that (i) no Default or Event of Default has occurred or is continuing, or would arise as a result of the Sales Distributions, (ii) all other amounts due and payable under the Loan Documents have been paid to Agent, (iii) all amounts payable with respect to the development, ownership, sale and operation of the Station View Project, except for Station View Project real estate taxes due for the second half of calendar year 2008 and the first half of calendar year 2009, and the Potomac Project have been paid for the month covered by the applicable Distribution Certificate, or are reserved for in the Escrow Account, (iv) Potomac has paid to the Association all such amounts required pursuant to the Condo Assessment Settlement Agreement as of such date, and (v) the exact amount of Net Sales Proceeds paid into the Unrestricted Collateral Account and Collateral Account to date.

Distribution Conditions. The following conditions: (i) the Post-Closing Conditions are satisfied prior to November 30, 2009, (ii) no Default or Event of Default has occurred or is continuing, or would arise as a result of the Sales Distribution, (iii) the delivery to Agent of the Unrestricted Cash Certificate, (iv) Agent shall have received and approved all of the reporting information required to be delivered by Borrowers pursuant to §7.4(k) and (v) Agent shall have received and approved prior month’s Distribution Certificate. Agent shall be deemed to have approved the Distribution Certificate in the event that Agent does not respond within five (5) Business Days of confirmed receipt of the Distribution Certificate.

Eligible Account. As defined in §5.5(c).

Escrow Account. As defined in §5.5(c).

Escrow Funds. As defined in §5.5(d).

Existing Sales Holdback. As defined in §2.8(a).

First Amendment. The First Amendment to Loan Agreement dated as of the First Amendment Date, by and between Borrowers, Guarantor, KeyBank and Agent.

First Amendment Date. October 30, 2009.

First Amendment Distribution. As defined in §2.8(a).

Guggenheim Cash Collateral Agreement. The Cash Collateral Agreement to be entered into after the First Amendment Date by Penderbrook in favor of Guggenheim Corporate Funding, LLC.

Guggenheim Debt. The loan in the original aggregate principal amount of $28,000,000, which loan is evidenced by, among other things, that certain Loan Agreement dated February 22, 2007 by and between Penderbrook, Guarantor, Guggenheim Corporate Funding, LLC and certain other lenders a party thereto, as modified and amended by that certain First Amendment of Loan Agreement dated April 10, 2007, that certain Forbearance Agreement and Second Amendment of Loan Agreement dated January 27, 2009 and that certain First Amendment to Forbearance Agreement and Third Amendment of Loan Agreement dated as of September 16, 2009.

Individual Post-Closing Sales Amount. During the period of time between the First Amendment Date and the earlier of (i) November 30, 2009, or (ii) the date Agent confirms in writing to Borrowers that the Post-Closing Conditions have been satisfied, an amount equal to the lesser of (a) fifteen percent (15%) of the Net Sales Proceeds from sales of such Potomac Unit, or the sale of the entire Station View Project, or (b) the amount of Net Sales Proceeds remaining following the sale of such Potomac Unit, or the sale of the entire Station View Project after payment to Agent of the minimum release price for such Potomac Unit set forth on Schedule 8.8 hereto, or $2,150,000 for the Station View Project.

Insurance Premiums. The premiums for the insurance Borrowers are required to provide pursuant to §7.7 of Agreement.

JP Morgan Subordinate Debt. All amounts loaned to Guarantor and evidenced by the CHCI Subordinate Notes, and which are subject to the JP Morgan Subordination and Standstill Agreement.

JP Morgan Subordination and Standstill Agreement. The Subordination and Standstill Agreement, by and among Agent, Guarantor and the holder of the JP Morgan Subordinate Debt, as the same may be modified or amended.

Land. Real property, together with all of the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, and all of the estate, right, title, interest, claim and demand whatsoever of any Person therein and in the streets, alleys, vaults and ways adjacent thereto, all rights to the use of common drive entries, all rights pursuant to any reciprocal easement agreement or trackage agreement, all strips and gores within or adjoining such property, the air space and right to use the air space above such property, all transferable development rights arising therefrom or transferred thereto, and the drainage, mineral, water, oil and gas rights with respect to such property, either at law or in equity, if any, in possession or expectancy, now or hereafter acquired.

M&T. Manufacturers and Traders Trust Company, a New York banking corporation.

M&T Deficiency Note. The Subordinated Deficiency Note dated September 28, 2009 made by Guarantor in favor of M&T in the principal face amount of $496,000.

Net Sales Proceeds. With respect to the sale of any portion of the Mortgaged Property in accordance with the provisions of §5.2, all gross proceeds of such sale plus all other consideration received in conjunction with such sale less all reasonable, ordinary and customary costs, expenses and commissions incurred as a direct result of such sale and paid to any Person; provided that if such commissions are to a Person related to the Borrowers, Guarantor or any of their respective partners, members, managers, officers or directors or any Person affiliated with the Borrowers, Guarantor or any their respective partners, members, managers, officers or directors, then such commissions shall not exceed 1.5% of the gross sales price. Amounts Potomac pays to the Association at the closing of a Unit as required under the Condo Assessment Settlement Agreement shall constitute expenses included in Net Sales Proceeds. Net Sales Proceeds shall under no circumstances be less than ninety percent (90%) of the sales price set forth in the Purchase Contract without the prior written consent of Agent.

Note Purchaser. As defined in the definition of CHCI Subordinate Notes in the First Amendment.

Penderbrook. Comstock Penderbrook, L.C., a Virginia limited liability company.

Penderbrook Unit. Each of the residential condominium units defined as a “Unit” under the loan documents evidencing the Guggenheim Debt.

Post-Closing Conditions. The following conditions have been satisfied by Borrowers and Guarantor in all respects satisfactory to Agent in its sole discretion prior to November 30, 2009:

(i) The JP Morgan Subordination and Standstill Agreement shall have been executed and delivered to Agent in form and substance satisfactory to Agent in its sole discretion; and

(ii) The CHCI Subordinate Notes shall have been purchased by the Note Purchaser and amended and restated in form and substance satisfactory to Agent in its sole discretion.

(iii) The Guggenheim Cash Collateral Agreement shall have been executed and delivered in form and substance satisfactory to Agent in its sole discretion.

Project Completion Reserve Account. As defined in the Cash Collateral Agreement.

PY Net Operating Income. For the Potomac Project and for a given period, an amount equal to PY Rental Revenues less PY Operating Expenses. PY Net Operating Income shall be determined on a cash basis and consistent with prior periods as disclosed to Agent.

PY Operating Expenses. For a given period, the following expenses paid and relating solely to the ownership or maintenance of the Potomac Project: (i) salary, benefits and taxes for the maintenance personnel and rental agents (it being acknowledged and agreed by Borrowers that both the number of such personnel and salary, benefits and taxes shall not exceed the amounts existing as of the First Amendment Date without the prior written consent of Agent, which consent may withheld in Agent’s sole and absolute discretion), (ii) rental business license fees (annual fee of $.28/$100 of gross revenue subject to adjustment by local jurisdictional authorities), (iii) credit reports and other miscellaneous costs directly attributable to leasing of Potomac Units, (iv) telephones and beepers for maintenance personnel and rental agents, (v) electrical, water and natural gas costs for the rented Potomac Units, (vi) office supplies for rental of the Potomac Units, (vii) rental furniture for the rental office of the Potomac Project, (viii) advertising costs for rental of the Potomac Units, (ix) legal costs incurred solely in connection with the collection of rent or dispossession of tenants of the rented Potomac Units, (x) maintenance and repair with respect to the rented Potomac Units to the extent not provided by the condominium homeowner’s association, (xi) banking fees for the rental operating account and (xii) commercial general liability insurance for the Potomac Units. Notwithstanding the foregoing, PY Operating Expenses shall specifically exclude general overhead expenses of the Borrowers, Guarantor or their respective Subsidiaries.

PY Rental Revenues. For a given period, the sum of the rents and other revenues for the Potomac Project for such period received in the ordinary course of business (excluding security deposits except to the extent applied in satisfaction of tenants’ obligations for rent or any amounts resulting from any sale, financing or refinancing of, or casualty to or condemnation of, any of the Potomac Project).

Remaining Sales Holdback. The Existing Sales Holdback less the First Amendment Distribution.

Restricted Collateral Account. As defined in the Cash Collateral Agreement.

Sales Distributions. As defined in §8.6.

Station View Sales Contract. The purchase contract between Station View and M/I Homes of DC, LLC for the purchase and sale of the Station View Project for a gross sales price of not less than $2,840,000, in form and substance satisfactory to Agent.

Station View Sales Costs. Collectively, (i) all amounts payable to the Association that absent the Condo Assessment Settlement Agreement would be delinquent, (ii) any taxes on the Mortgaged Properties that are either (a) delinquent, or (b) payable for second half of calendar year 2009, (iii) reasonable costs incurred by Station View to execute and deliver certain easements and permits to the purchaser of Station View, which costs shall not exceed $27,500 and (iv) an amount up to $216,200 that is payable to the State of Delaware, or agency or department thereof, to cause the Guarantor to be in good standing in its jurisdiction of incorporation or formation. Upon request, Borrowers shall submit any documentation reasonably required by Agent to evidence such Station View Sales Costs.

Subordinate Debt. Collectively, the JP Morgan Subordinate Debt and the Deficiency Note Subordinate Debt.

Subordinate Note(s). The promissory notes evidencing the Subordinate Debt.

Taxes. All real estate taxes, government assessments or impositions, lienable water charges, lienable sewer rents, and assessments, fees or other charges due under owner association or condominium association documents (including, without limitation, the Condominium Declaration) now or hereafter levied or assessed against the Mortgaged Properties.

Total Post-Closing Sales Amount. During the period of time between the First Amendment Date and the earlier of (i) November 30, 2009, or (ii) the date Agent confirms in writing to Borrowers that the Post-Closing Conditions have been satisfied, the aggregate total of all of the Individual Post-Closing Sales Amounts.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.

Unrestricted Cash Certificate. A certification to Agent of the amount of Unrestricted Cash and Cash Equivalents of Guarantor and its Subsidiaries after the sale that day of any of the Mortgaged Property, or any Penderbrook Unit and any requested Sales Distributions, Restricted Account Distributions or similar distributions under the documents relating to the Guggenheim Debt.

Unrestricted Collateral Account. As defined in the Cash Collateral Agreement.

(c) By deleting in its entirety the definition of “Authorized Officer” in §1.1 of the Loan Agreement, appearing on page 3 thereof, and inserting in lieu thereof the following:

“Authorized Officer. Christopher Clemente as to Station View and Potomac.”

(d) By deleting in its entirety the definition of “Base Rate” in §1.1 of the Loan Agreement, appearing on page 3 thereof, and inserting in lieu thereof the following:

“Base Rate. For any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (i) the rate of interest established by Agent, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; or (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.”

(e) By deleting in its entirety the definition of “CHCI Subordinate Notes” in §1.1 of the Loan Agreement, appearing on page 4 thereof, and inserting in lieu thereof the following:

“CHCI Subordinate Notes. The promissory notes issued pursuant to that certain Indenture dated March 15, 2007, by and between Guarantor and Wells Fargo Bank, N.A. (“Trustee”), or its assigns, as amended and restated pursuant to that certain Amended and Restated Indenture dated March 14, 2008, by and between Guarantor and Trustee. These promissory notes have been or will be acquired by an entity controlled or sponsored by Christopher Clemente (“Note Purchaser”) pursuant to a Note Purchase Agreement by and among Trustee and Note Purchaser, and as thereafter amended and restated by Note Purchaser and Guarantor.”

(f) By deleting in its entirety the definition of “Indebtedness” in §1.1 of the Loan Agreement, appearing on pages 7 and 8 thereof, and inserting in lieu thereof the following new definition:

“Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than thirty (30) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement; (f) obligations under any Derivatives Contract; (g) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person, including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a

Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (h) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. For the avoidance of doubt, Indebtedness shall also include obligations made pursuant to the Subordinate Notes.”

(g) By deleting in its entirety the definition of “LIBOR” in §1.1 of the Loan Agreement, appearing on page 9 thereof, and inserting in lieu thereof the following new definition:

“LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Reuters Screen LIBOR01 Page at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate, then the rate shall be determined by reference to such other comparable publicly available service displaying such rate as selected by Agent in its sole discretion. If Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest based upon the Base Rate. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage; provided, however, in no event shall LIBOR be less than two percent (2.00%).”

(h) By deleting §2.2(a) of the Loan Agreement, appearing on page 16 thereof, in its entirety, and inserting in lieu thereof the following new §2.2(a):

“(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is converted to a LIBOR Rate Loan from a Base Rate Loan at a rate per annum equal to the greater of (i) the sum of the Base Rate plus two percent (2.00%) and (ii) the sum of the LIBOR Rate determined for a thirty (30) day Interest Period plus five percent (5.00%).”

(i) By deleting §2.6 of the Loan Agreement, appearing on pages 17 and 18 thereof, in its entirety, and inserting in lieu thereof the following new §2.6:

“§2.6 Remargining. Beginning on September 1, 2010 and continuing thereafter, Borrowers will not at any time permit the ratio of (a) the Outstanding Loans as of such date to (b) the aggregate Appraised Value as of such date (such ratio, the “Loan to Value Ratio”) to exceed seventy percent (70%). Borrowers acknowledge that in the event that following the receipt of a new Appraisal Agent determines that the Outstanding Loans is greater than seventy percent (70%) of the aggregate Appraised Value, the Outstanding Loans shall be reduced such that the Outstanding Loans does not exceed seventy percent (70%) of the aggregate Appraised Value, and Borrowers shall within thirty (30) days of notice from Agent pay to Agent as a prepayment of the Loans (to be applied pro rata among the Potomac Loan and the Station View Loan) such amount as is necessary so that the sum of the Outstanding Loans does not exceed seventy percent (70%) of the aggregate Appraised Value. If the Borrowers fail to remargin the Loan within such thirty (30) day period, then Borrowers shall have an additional sixty (60) days to make the required prepayment hereunder so long as Borrowers are diligently and continuously attempting to cure such Default. The Agent on behalf of the Banks shall have the right to obtain from time to time, at the Borrowers’ cost and expense, updated Appraisals of the Project which will be ordered by the Agent, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall only be obligated to pay for the costs and expenses associated with one such Appraisal during any twelve (12) month period prior to the occurrence of the Maturity Date. The reasonable actual out-of-pocket costs and expenses incurred by the Agent in obtaining such Appraisals shall be paid by the Borrowers forthwith upon billing or request by the Agent for reimbursement therefor.”

(j) By deleting §2.7 of the Loan Agreement, appearing on page 18 thereof, in its entirety, and inserting in lieu thereof the following new §2.7:

“§2.7 Reborrowing for Purposes of Paying Interest. Notwithstanding anything herein to the contrary, Borrowers may reborrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date funds not to exceed the amount in the Interest Holdback from the Interest Holdback in accordance with §9 hereof. Borrowers may only reborrow such amounts for the purpose of paying interest on the Loans.”

(k) By deleting §2.8 of the Loan Agreement, appearing on page 18 thereof, in its entirety, and inserting in lieu thereof the following new §2.8:

“§2.8 Unit Closing Funds During Post-Closing Period.

(a) In anticipation of entering into the First Amendment, Agent did not apply $691,314.07 to the outstanding principal balance of the Loans from the sale by Potomac of the following Potomac Units: 147, 243, 246, 262, 532, 538, 558, 568, 570, 619, 669, 945, 1014 and 1016 (the “Existing Sales Holdback”). In connection with the execution and delivery of the First Amendment, $250,000 of the Existing Sales Holdback (the “First Amendment Distribution”) shall be available to Borrower to pay costs and expenses related to the First Amendment with the remainder (“Remaining First Distribution”) to be paid into the Unrestricted Collateral Account; provided, however, the Remaining First Distribution shall not be paid into Unrestricted Collateral Account unless and until Agent receives an estoppel certificate from the Unit Owners Association of the Eclipse on Center Park Condominium in the form and substance satisfactory to Agent in its sole discretion; provided further, however, in the event that such estoppel certificate is not delivered to Agent prior to November 30, 2009, then the Remaining First Distribution shall be applied to the Outstanding Loans. The Remaining Sales Holdback shall be applied to the Outstanding Loans. Upon satisfaction of the Post-Closing Conditions prior to November 30, 2009 and if no Default or Event of Default then exists, the Lenders shall, at the election of Borrowers, advance a Loan in accordance with the terms and conditions for Loans set forth in the Loan Agreement in the amount of the Remaining Sales Holdback into the Unrestricted Collateral Account. Upon the advance of such Loan upon the request of Borrowers, such amount deposited into the Unrestricted Account or the Restricted Account, as the case may be, shall be deemed a “Sales Distribution” under this Agreement. In the event that a Default or Event of Default shall occur and be continuing prior to the satisfaction of the Post-Closing Conditions, or the Post-Closing Conditions are not satisfied prior to November 30, 2009, then the Lenders shall have no obligation to advance such Loan.

(b) Each Individual Post-Closing Sales Amount shall be applied to the Outstanding Loans whether or not then due as permitted in accordance with §5.2(d) and §5.3. In the event that the Post-Closing Conditions are satisfied prior to November 30, 2009 and if no Default Event of Default then exists, then the Lenders shall, at the election of Borrowers, advance a Loan in accordance with the terms and conditions for Loans set forth in the Loan Agreement up to the amount of the Total Post-Closing Sales Amount into the Unrestricted Collateral Account or the Restricted Collateral Account pursuant to §8.6. Upon the advance of such Loan upon the request of Borrowers, such amount deposited into the Unrestricted Account or the Restricted Account, as the case may be, shall be deemed a “Sales Distribution” under this Agreement. In the event that a Default or Event of Default shall occur and be continuing prior to the satisfaction of the Post-Closing Conditions, or the Post-Closing Conditions are not satisfied by November 30, 2009, then the Lenders shall have no obligation to advance such Loan.”

(l) By deleting §3.3 of the Loan Agreement, appearing on page 19 thereof, in its entirety, and inserting in lieu thereof “[Intentionally Omitted.]”.

(m) By deleting §5.2(d) of the Loan Agreement, appearing on page 26 thereof, in its entirety, and inserting in lieu thereof the following new §5.2(d):

“(d) unless otherwise agreed to in writing by Agent in its sole and absolute discretion, with respect to the Potomac Units, Potomac shall cause the settlement agent to contemporaneously with each sale of a Unit pay to the Agent for the account of the Lenders an amount equal to the greater of (i) one hundred percent (100.0%) of the Net Sales Proceeds for such Potomac Unit, or (ii) the minimum release price for such Potomac Unit as set forth on Schedule 8.8 hereto, which payment shall be applied by Agent in its sole and absolute discretion to increase the Interest Holdback, fund the Escrow Account or reduce the Outstanding Loans whether or not then due; provided, however, that once Agent has confirmed to Borrowers in writing that the Post-Closing Conditions have been satisfied prior to November 30, 2009, then the amount set forth in sub-part (i) above in this §5.2(d) shall be decreased from one hundred percent (100.0%) of the Net Sales Proceeds for such Potomac Unit to eighty-five percent (85%) of the Net Sales Proceeds for such Potomac Unit;”

(n) By deleting §5.2(e) of the Loan Agreement, appearing on page 26 thereof, in its entirety, and inserting in lieu thereof the following new §5.2(e):

“(e) Potomac shall be required to pay to the Association all such amounts required pursuant to the Condo Assessment Settlement Agreement;”

(o) By deleting §5.3 of the Loan Agreement, appearing on page 23 thereof, in its entirety and inserting in lieu thereof the following new §5.3:

“§5.3 Release of Collateral.

(a) Upon the refinancing or repayment of the Obligations in full, then the Agent shall release the Collateral from the lien and security interest of the Security Documents.

(b) Notwithstanding anything herein to the contrary, provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.3), upon the bulk sale of the Station View Project, unless otherwise agreed to in writing by Agent in its sole and absolute discretion, Agent shall release the Station View Project from the lien and security interest of the Security Documents provided Station View shall cause the settlement agent to contemporaneously with a bulk sale of the Station View Project pay (i) the Station View Sales Costs and provide evidence to Agent of the payment thereof and (ii) to the Agent for the account of the Lenders an amount equal to the greater of (A) one hundred percent (100.0%) of the Net Sales Proceeds for the sale of the entire Station View Project after the payment of the Station View Sales

Costs, or (B) a minimum release price of $2,150,000, which payment shall be applied by Agent in its sole and absolute discretion to increase the Interest Holdback, fund the Escrow Account or reduce the Outstanding Loans whether or not then due; provided, however, in the event the Potomac Loans have been paid in full, Borrowers shall be required to repay the Obligations in full to obtain a release of the Station View Project; provided further, however, that once Agent has confirmed to Borrowers in writing that the Post-Closing Conditions have been satisfied prior to November 30, 2009, then the amount set forth in sub-part (ii)(A) above in this §5.3(b) shall be decreased from one hundred percent (100.0%) of the Net Sales Proceeds for the sale of the entire Station View Project to eighty-five percent (85%) of the Net Sales Proceeds for the sale of the entire Station View Project.”

(p) By inserting the following new §5.5 in the Loan Agreement:

“§5.5 Escrow Account.

(a) Escrow. Borrowers shall establish and maintain an escrow of funds with Agent pursuant to the terms of this §5.5 for the payment of Taxes and Insurance Premiums with respect to the Mortgaged Properties, which are payable in accordance with terms and conditions of the Mortgages and other Loan Documents.

(b) Deposit of Escrow Funds. All amounts held by Agent at any time in escrow pursuant to this §5.5 are the “Escrow Funds”. On or before the First Amendment Date, Borrowers shall deposit $10,000.00 with Agent, to be held in escrow by Agent according to the terms of this §5.5. On the 15th day of each calendar month, Borrowers shall deliver any and all PY Net Operating Income to Agent for deposit into the Escrow Account (subject to Agent’s rights in §5.5(e)(vi)).

(c) Escrow Account. Agent agrees to hold all Escrow Funds in an Eligible Account (hereinafter defined) selected by Agent from time to time in the exercise of its sole discretion (the “Escrow Account”). No earnings or interest on the Escrow Funds shall be payable to Borrowers. The Escrow Account shall be held in the name of Agent and shall be within its sole and exclusive control, and all funds deposited in the Escrow Account shall be for the account of Agent on behalf of the Lenders. The Escrow Account has been established, and shall be maintained, by Agent (i) as a “deposit account” as such term is defined in §9-102(a)(29) of the UCC and (ii) in such a manner that Agent shall have “control” (within the meaning of §9-104(a) of the UCC) over the Escrow Account, and this Agreement shall be deemed to be a control agreement for all purposes of §9-104 of the UCC. Agent and Borrowers agree that this Agreement is an authenticated record for the purposes of §9-104(a) of the UCC. Notwithstanding any provision to the contrary in any other agreement between Borrowers and Agent, Borrowers and Agent agree that the “bank’s jurisdiction” as said term is used in §9-304 of the UCC is and shall be the Commonwealth of Virginia and the laws of such state shall govern the perfection or nonperfection and the priority of the security interest of Agent in the Escrow Account. Except as provided herein, Borrowers shall have no right to or interest in the Escrow Funds or Escrow Account and shall have no authority to withdraw Escrow Funds from the Escrow Account. An “Eligible Account” shall mean a segregated account held by and at Agent. The title of any Eligible Account shall be in the name of Agent as secured party for the benefit of the Lenders and shall indicate the funds held therein are held in trust for the benefit of Agent for the uses and purposes set forth in this §5.5. If an Event of Default shall have occurred and to be continuing, Agent, in its sole discretion, may, but shall not be required to, pay interest on funds in the Escrow Account as provided above.

(d) Pledge and Security Interest. As additional security for the payment and performance by Borrowers of all duties, responsibilities and obligations hereunder and under the Loan Documents, Borrowers hereby unconditionally and irrevocably assign, convey, pledge, mortgage, transfer, deliver, deposit, set over and confirm unto Agent, and hereby grant to Agent a security interest and a valid and perfected first lien in (i) the Escrow Funds, (ii) the Escrow Account, (iii) all insurance of the Escrow Account, (iv) all accounts, contract rights and general intangibles or other rights and interests pertaining thereto, (v) all sums now or hereafter therein or represented thereby, (vi) all replacements, substitutions or proceeds thereof, (vii) all instruments and documents now or hereafter evidencing the Escrow Funds or the Escrow Account, (viii) all powers, options, rights, privileges and immunities pertaining to the Escrow Funds or the Escrow Account (including the right to make withdrawal therefrom), and (ix) all proceeds of the foregoing. Agent shall have possession of all passbooks or other evidences of such Escrow Account. Borrowers hereby assume all risk of loss with respect to amounts on deposit in the Escrow Account, except to the extent caused by the gross negligence or intentional misconduct of Agent and the Lenders. Borrowers hereby agree that the advancement of Escrow Funds from the Escrow Account as set forth herein is at Borrowers’ direction and is not the exercise by Agent of any right of set-off or other remedy upon an Event of Default (as defined in the Loan Documents). Borrowers hereby waive all right to withdraw Escrow Funds from the Escrow Account, except upon full satisfaction of all amounts owing under the Loan. Borrowers agree to execute and deliver on demand any and all documentation requested by Agent to further evidence or perfect such assignment, including, without limitation, Uniform Commercial Code financing statements. Borrowers hereby irrevocably constitute and appoint Agent as its attorney-in-fact, with full power of substitution and transfer, to execute and deliver any and all such documentation. The power of attorney hereby granted shall be irrevocable and coupled with an interest. This Agreement shall constitute a Security Agreement under the Uniform Commercial Code as enacted in the Commonwealth of Virginia and upon an Event of Default, Agent may exercise any or all of the remedies available at law or in equity including, without limitation, the remedies specified in this Agreement and the remedies available to a secured party following default as specified in such Uniform Commercial Code. Agent and Borrowers hereby acknowledge and agree that Agent has a valid and perfected first priority lien on, and security interest in, any Escrow Funds now or hereafter held in the Escrow Account.

(e) Disbursement of Escrow Funds to Borrowers. Agent shall disburse all or part of the Escrow Funds to Borrowers as provided herein upon satisfaction of the following terms and conditions:

(i) Provided (1) amounts in the Escrow Account are sufficient to pay the Taxes then due, (2) Borrowers have delivered to Agent the assessments or bills therefore, and (3) no Default or Event of Default exists, Agent shall pay the Taxes as they become due on their respective due dates on behalf of Borrowers by applying the funds held in the Escrow Account to the payments of Taxes then due. In making any payment of Taxes, Agent may do so according to any bill, statement or estimate obtained from the appropriate public office with respect to Taxes without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Notwithstanding anything herein to the contrary, Borrowers acknowledge and agree that Agent shall have the right to pay any assessments, fees or other charges due under owner association or condominium association documents (including, without limitation, the Condominium Declaration) now or hereafter levied or assessed the Mortgaged Properties at any time Agent elects in its sole and absolute discretion.

(ii) Provided (1) amounts in the Escrow Account are sufficient to pay the Insurance Premiums then due, (2) Borrowers have delivered to Agent the assessments or bills therefore, and (3) no Default or Event of Default exists, Agent shall pay the Insurance Premiums as they become due on their respective due dates on behalf of Borrowers by applying funds held in the Escrow Account to the payments of Insurance Premiums then due. In making any payment relating to Insurance Premiums, Agent may do so according to any bill, statement or estimate procured from the insurer without inquiry into the accuracy of such bill, statement or estimate.

(iii) No Default or Event of Default exists as of the date of Borrowers’ request for a disbursement or the actual date of such a disbursement.

(iv) Within 15 days after Borrowers submit to Agent a request for a disbursement and the related supporting documentation, Agent shall either (1) advise Borrowers of any additional information needed to satisfy the requirements hereof for the requested disbursement; or (2) shall disburse the requested disbursement amount to Borrowers. Agent shall have no obligation to disburse Escrow Funds to or on behalf of the Borrowers until all disbursement requirements herein have been satisfied.

(v) Notwithstanding anything to the contrary herein, Agent shall have the right to make the disbursement jointly payable to Borrowers and the person or entity being paid. In the event of such a joint disbursement, Borrowers shall not be required to have paid for the Taxes or Insurance Premiums prior to requesting the reimbursement, but Borrowers shall be required to have satisfied all the other conditions of this Agreement for such disbursement.

(vi) Upon determination by Agent that the amounts contained in the Escrow Account are sufficient to pay Taxes and Insurance Premiums payable or accruing during the next six (6) months as reasonably estimated by Agent on the basis of assessments and bills and estimates thereof, then Agent shall have the right in its sole and absolute discretion to apply any excess amounts to increase the Interest Holdback or reduce the Outstanding Loans whether or not then due.

(f) Default by Borrowers. Any failure of Borrowers to comply with the terms of this §5.5 shall be an Event of Default, and shall entitle Agent to pursue any and all remedies available to it pursuant to this Agreement, any other Loan Document, at law or in equity. Without limiting the foregoing, upon the occurrence and during the continuation of an Event of Default, Agent shall have the right, but not the obligation, without notice or demand on Borrowers: (i) to withdraw any or all of the Escrow Funds and to disburse and apply the same, after deducting all costs and expenses of safekeeping, collection and delivery (including, but not limited to, attorney fees, costs and expenses) to the Obligations hereunder or under any Loan Document in accordance with §12.5; (ii) to complete any such acts, in the Borrowers’ stead, in such manner and to the extent Agent deems necessary to fulfill the purpose of this Agreement or the other Loan Documents; (iii) to exercise any and all rights and remedies of a secured party under any applicable Uniform Commercial Code; and (iv) to exercise any other remedies available at law or in equity. No such use or application of the Escrow Funds shall be deemed to cure any Event of Default. Any disbursement made by Agent shall continue to be part of the Loan and secured by the Loan Documents. No further direction or authorization from Borrowers shall be necessary to warrant such direct disbursement by Agent and all such disbursements shall satisfy the obligation of Agent hereunder and shall be secured by the Loan Documents as fully as if made directly to Borrowers.

(g) Borrowers’ Responsibility for Sufficient Funds. Notwithstanding anything to the contrary herein, Borrowers acknowledge that (i) Borrowers are responsible for monitoring the sufficiency of Escrow Funds in the Escrow Account and that Borrowers are liable for any deficiency in available Escrow Funds, irrespective of whether Borrowers have received any account statement, notice or demand from Agent or Lenders and (ii) Agent’s maintenance and operation of the Escrow Account is not a commitment by Agent or Lenders, and imposes no obligation on Agent or Lenders, to advance funds on any Borrower’s behalf to make the payments identified in §5.5(e) or otherwise required under the Loan Documents. If the amount in the Escrow Account is insufficient to make all of the payments described in §5.5(e), Borrowers shall deposit into the Escrow Account, without the need for any notice or demand from Agent or Lenders, the amount of such deficiency in immediately available funds.

(h) Limitation of Liability of Agent.

(i) Agent shall have no liability to any person based upon its errors in judgment, its performance of its duties under this §5.5, any claimed failure to perform its duties hereunder, any action taken or omitted in good faith or any mistake of fact or law; provided that Agent shall be liable for damages arising out of its gross negligence or intentional misconduct. Agent shall be automatically released from all obligation and liability hereunder upon its disbursement, delivery or deposit of the Escrow Funds in accordance with the provisions of this Agreement.

(ii) The duties of Agent in its capacity as escrow agent hereunder are purely ministerial. In such capacity, Agent is acting as a stakeholder for the accommodation of Borrowers and is not responsible or liable in any manner whatsoever related to any signature, notice, request, waiver, consent, receipt or other document or instrument pursuant to which Agent may act, including, without limitation, terms and conditions, sufficiency, correctness, genuineness, validity, form of execution, or the identity, authority or right of any person executing or depositing the same.

(iii) Agent shall not be responsible for the validity or sufficiency of any cash, instruments, wire transfer or any other property delivered to it hereunder, for the value or collectability of any check or other instrument so delivered or for any representation made or obligations assumed by Borrowers or any other party to the Loan Documents. Nothing herein contained shall be deemed to obligate Agent to deliver any cash or any other funds or property referred to herein, unless the same shall have first been received by Agent pursuant to this Agreement.

(iv) In no event whatsoever shall Agent be liable for any losses related to the Escrow Funds resulting from an investment of Escrow Funds made in accordance with the terms hereof.

(v) Upon the assignment of the Loan and the Loan Documents by Agent, any Escrow Funds then held by Agent shall be turned over to the assignee and all responsibility of Agent with respect thereto shall be terminated.”

(q) By deleting §7.4(k) of the Loan Agreement, appearing on page 37 thereof, in its entirety, and inserting in lieu thereof the following new §7.4(k):

“(k) not later than the fifteenth (15th) day of each calendar month, (i) a Rent Roll for the Potomac Project and a summary thereof in form satisfactory to Agent as of the end of each calendar month, together with a listing of each tenant that has taken occupancy of the Potomac Project during each such calendar month, (ii) an operating statement for the Potomac Project for each such calendar month and year to date (such statements and reports to be in form reasonably satisfactory to Agent and include a statement of aging of receivables and payables and include a calculation of PY Net Operating Income), and (iii) a copy of each Lease or amendment to any Lease entered into with respect to the Potomac Project during such calendar quarter; and”

(r) By deleting in §7.12 of the Loan Agreement, appearing on page 43 thereof, in its entirety, and inserting in lieu thereof the following new §7.12:

“§7.12 Leases. The Borrowers shall not enter into any lease, license or other occupancy agreement for any of the Mortgaged Property without the prior written consent of Agent other than those agreements consistent with the leasing parameters for the Potomac Project set forth on Schedule 7.12 attached hereto. Any PY Net Operating Income received during the term of the Loan by or on behalf of Potomac Yard in connection with such agreements shall be applied by Agent to fund the Escrow Account, or in the event that Agent determines that the amounts in the Escrow Account are sufficient to pay Taxes and Insurance Premiums as required in §5.5(e)(vi), then Agent shall have the right in its sole and absolute discretion to use such amounts to increase the Interest Holdback or reduce the Outstanding Loans whether or not then due; it being acknowledged and agreed by Borrowers that no such amounts may be distributed by any Borrower.”

(s) By inserting the following new §7.16 in the Loan Agreement:

“§7.16 General Contractor Dispute. Upon request from time to time by Agent, Potomac and Guarantor shall provide Agent and the Lenders updates with respect to the current status of the General Contractor Dispute and the likelihood for an outcome in favor of Potomac and Guarantor. Borrowers and Guarantor acknowledge and agree that any recovery by Potomac, Guarantor, or any of their respective Affiliates, after repayment and reimbursement to Potomac, Guarantor or any of their respective Affiliates up to the amount set forth in (a) below of all reasonable fees and costs associated with the prosecution of the General Contractor Dispute, including, all Potomac’s (i) reasonable attorneys fees (excluding any costs for in-house counsel), (ii) consulting and expert fees and (iii) courts costs (provided that all such reasonable costs are documented in writing and approved by Agent in its discretion), in connection with the General Contractor Dispute shall, until such time as the Obligations are repaid in full and Lenders have no further obligations to make Loans under the Loan Agreement, be paid as follows:

(a) first, the initial $1,000,000 shall be paid to Potomac, Guarantor or any of their respective Affiliates to be applied to fees and costs as provided above;

(b) second, the next $1,000,000 shall be paid into the Project Completion Reserve Account, which amounts shall be disbursed to Potomac, upon prior written request to the Agent for a request of payment for unfinished or warranty related items in accordance with the terms and conditions of the Cash Collateral Agreement;

(c) third, seventy-five percent (75%) to Agent to be applied in Agent’s sole discretion to increase the Interest Holdback, fund the Escrow Account or reduce the Outstanding Loans whether or not then due, and twenty-five percent (25%) to Potomac or Guarantor, until such time as the loan amount on the remaining unsold Potomac Units equals $125.00 per gross saleable square foot of such Potomac Units; and

(d) fourth, twenty-five percent (25%) to Agent to be applied in Agent’s sole discretion to increase the Interest Holdback, fund the Escrow Account or reduce the Outstanding Loans whether or not then due, and seventy-five percent (75%) to Potomac or Guarantor.

Notwithstanding the foregoing, in the event that an Event of Default shall occur and be continuing, then one hundred percent (100%) of any recovery received by Potomac, Guarantor, or any of their respective Affiliates, in connection with General Contractor Dispute shall be paid to Agent to be applied in Agent’s sole discretion to increase the Interest Holdback, fund the Escrow Account or reduce the Outstanding Loans whether or not then due.”

(t) By inserting the following new §7.17 in the Loan Agreement:

“§7.17 Cash Collateral Agreement. Borrowers shall enter into the Cash Collateral Agreement establishing the Restricted Collateral Account, the Unrestricted Collateral Account and the Project Completion Reserve Account. For the avoidance of doubt, Borrowers and Guarantor acknowledges and agrees that the Cash Collateral Agreement shall constitute a Loan Document for the purposes of this Agreement and shall not be modified or amended without the prior written consent of Agent. Borrowers hereby agree that they may only withdraw funds from the Unrestricted Collateral Account for (a) expenses of Guarantor or Borrowers incurred in the ordinary operation of business directly attributable to the operation of Guarantor or the operation, repair and/or maintenance of the Mortgaged Properties, or (b) the payment of debt service on the Loans, provided that in no event shall Guarantor use any funds in the Unrestricted Collateral Account for (i) Distributions, whether permitted under the Loan Documents or not, (ii) acquiring by purchase or lease any improved or unimproved Land without the prior written consent of Agent, (iii) or payments on any of the Deficiency Note Subordinate Debt or the Guggenheim Debt.”

(u) By inserting the following new §7.18 in the Loan Agreement:

“§7.18 Potomac Performance Requirement. Beginning with the calendar quarter commencing July 1, 2009 and ending September 30, 2009, and continuing each calendar quarter thereafter, Potomac shall during each and every calendar quarter during the term of the Loan either (i) close the sale of nine (9) Potomac Units at not less than the minimum release price set forth on Schedule 8.8 hereto, or such other price agreed to in writing by Agent in its sole and absolute discretion, or (ii) pay to the Agent for the account of the Lenders pursuant to §5.3 an amount equal to $3,300,000 from Net Sales Proceeds from the sale of Potomac Units, prior to the last Business Day of such calendar quarter (the “Potomac Performance Requirement”), or thereafter the amount payable to Agent for release of a Potomac Unit under §5.2(d) shall automatically be adjusted to the greater of (x) one hundred percent (100%) of Net Sales Proceeds for such Potomac Unit, or (y) the minimum release price for such Potomac Unit as set forth on Schedule 8.8 hereto; provided, however, in the event that the Potomac Performance Requirement is met in a subsequent calendar quarter, then the amount payable to Agent for release of a Potomac Unit under §5.2(d) shall automatically be adjusted to eighty-five percent (85%), of Net Sales Proceeds for such Potomac Unit provided that the Post-Closing Conditions have been satisfied prior to November 30, 2009, or (y) the minimum release price for such Potomac Unit as set forth on Schedule 8.8 hereto. For purposes of satisfying the Potomac Performance Requirement, Potomac Units settled in excess of any quarterly Potomac Performance Requirement shall be included in determining compliance of any subsequent quarterly Potomac Performance Requirement on a cumulative basis to meet the next quarterly Potomac Performance Requirement.

Notwithstanding anything to the contrary contained in the Loan Document, the failure by Potomac to meet the Potomac Performance Requirement shall not be a Default or Event of Default under any of the Loan Documents.”

(v) By inserting the following new §7.19 in the Loan Agreement:

“§7.19 Payment of PY Operating Expenses. Potomac will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all of the PY Operating Expenses. Any PY Rental Revenues shall only be used to pay PY Operating Expenses, to fund the Escrow Account, or pay amounts due and payable under the Loan Documents.”

(w) By deleting §8.4 of the Loan Agreement, appearing on page 49 thereof, in its entirety, and inserting in lieu thereof the following new §8.4:

“§8.4 Sale and Leaseback. Neither Borrower will enter into any arrangement whereby such Borrower shall sell or transfer any of the Mortgaged Property owned by it in order that then or thereafter such Borrower shall lease back such Mortgaged Property.”

(x) By deleting §8.6 of the Loan Agreement, appearing on page 49 thereof, in its entirety, and inserting in lieu thereof the following new §8.6:

“§8.6 Sales Distributions.

(a) Provided the Distribution Conditions are satisfied and subject to §8.6(b), each Borrower shall be permitted on a Unit by Unit basis (or at the bulk sale of the Station View Project) at the settlement of and release of such Mortgaged Property pursuant to §5.2 or §5.3 to pay into the Unrestricted Collateral Account an amount up to the portion of Net Sales Proceeds not required to be paid to Agent as required under §5.2 or §5.3 as a condition of release (the “Sales Distributions”); provided, however, during any period of time when the Potomac Performance Requirement shall not be met, no Sales Distributions with respect to Potomac Units shall be permitted.

(b) In the event that Unrestricted Cash and Cash Equivalents of Guarantors and its Subsidiaries after the sale that day of any of the Mortgaged Property, any Penderbrook Unit and any requested Sales Distribution, or similar distribution under the documents relating to the Guggenheim Debt, is greater than $2,000,000, then no Sales Distributions shall be permitted at such time; provided, however, in the event that the Distribution Conditions are satisfied and as of the date of the requested release of Mortgaged Property the Restricted Collateral Account has a balance of less than $250,000 after the sale that day of any of the Mortgaged Property, any Penderbrook Unit and any requested Sales Distribution, or similar distribution under the documents relating to the

Guggenheim Debt, the applicable Borrower shall be permitted at the settlement of and release of a Mortgaged Property pursuant to §5.2 or §5.3 to direct Net Sales Proceeds into the Restricted Collateral Account the lesser of (i) the Net Sales Proceeds from such sale that would cause the balance of the Restricted Collateral Account to be $250,000, (ii) the portion of Net Sales Proceeds not required to be paid to Agent pursuant to §5.2 or §5.3 as a condition of release (“Restricted Account Distributions”); provided further, however, during any period of time when the Potomac Performance Requirement shall not be met, no Restricted Account Distributions with respect to Potomac Units shall be permitted.

(c) Notwithstanding anything herein to the contrary, Borrowers shall not pay, or cause to be paid, any Sales Distributions or Restricted Account Distributions unless and until Potomac and Station View causes the settlement agent to contemporaneously with each sale of a Unit (or at the bulk sale of the Station View Project) pay the amounts required in §5.2 or §5.3 to be paid to Agent on behalf of the Lenders.

(d) Notwithstanding any right herein of Borrowers to the Sales Distributions and Restricted Account Distributions, Borrowers may elect to use Net Sales Proceeds that would otherwise be available for a Sales Distribution or a Restricted Account Distribution to reduce the Outstanding Loans.

(e) Except as set forth in §2.8, §7.16, §7.17 and §8.6, no Distributions shall be permitted by Borrowers under the Loan Documents.”

(y) By inserting the following new §8.10 in the Loan Agreement:

“§8.10 Subordinate Debt. Guarantor shall be not be permitted to pay any principal or interest on the Subordinate Debt, while the Loans remain Outstanding. Without the prior written consent of the Majority Lenders, which consent may be withheld by the Majority Lenders in their sole and absolute discretion, the Guarantor shall not (i) modify or amend the Subordinate Debt, (ii) prepay, amortize, purchase, retire, redeem or otherwise acquire the Subordinate Debt, or (iii) make any payments on the Subordinate Debt except as permitted in this §8.10. Notwithstanding the foregoing, in the event the Cascades Property is sold, transferred or otherwise conveyed, then the M&T Deficiency Note may be prepaid solely with the proceeds from such sale, transfer or conveyance.”

(z) By inserting the following new §8.11 in the Loan Agreement:

“§8.11 Guarantor Indebtedness. Guarantor shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise or, with respect to any Indebtedness other than as shown on Schedule A attached to the First Amendment.

(aa) By inserting the following new §8.12 in the Loan Agreement:

“8.12. Cascades Debt. Guarantor shall be not be permitted to pay any principal or other amounts due with respect to the Cascades Debt while the Loans remain Outstanding except for interest payments which shall be paid current on a monthly basis. Without the prior written consent of the Majority Lenders, which consent may be withheld by the Majority Lenders in their sole and absolute discretion, Cascades shall not (i) modify or amend the Cascades Debt, or (ii) prepay, amortize, purchase, retire, redeem or otherwise acquire the Cascades Debt except in connection with the sale, transfer or conveyance of the Cascades Property solely with the proceeds from such sale, transfer or conveyance.”

(bb) By deleting §9.1(a) of the Loan Agreement, appearing on page 51 thereof, in its entirety, and inserting in lieu thereof the following:

“(a) The Loan includes an initial interest holdback of $1,000,000, which initial holdback may be increased as the result of the application of release proceeds or other income of the Borrowers as set forth in §5.2(d), §5.3, §7.15 and §7.16 to an amount not greater than seven and one-half percent (7.5%) of the total amount of Potomac Loans which may be borrowed by Potomac including the Interest Holdback (the “Interest Holdback”). In the event release proceeds or other income are applied to the Interest Holdback as set forth in §5.2(d), §5.3, §7.15 or §7.16, then such application shall be deemed to be a repayment of the Potomac Loan and the Commitment shall be reinstated for such amounts actually received by Agent; provided, however, that in no event shall the Commitment ever exceed $25,100,000. In the event that the amount of the Interest Holdback exceeds seven and one-half percent (7.5%) of the total amount of Potomac Loans which may be borrowed by Potomac including the Interest Holdback, then such excess shall no longer be part of the Interest Holdback and the Commitment shall be accordingly permanently reduced. Borrowers may request a disbursement from the Interest Holdback pursuant to §2.3 to be applied against the interest due on the Outstanding Loans. By execution hereof, each Borrower irrevocably authorizes the Agent, without the necessity of any further authorization, to cause the Lenders to disburse directly to itself for the account of the Lenders rather than to a Borrower out of the Interest Holdback such sums as are necessary to pay, on a monthly basis, accrued interest on the Loans (and any amount so advanced by the Lenders without the submission by a Borrower of a Loan Request shall be Base Rate Loans). Upon disbursement, the amount that is disbursed shall be disbursed pro rata by the Lenders and shall be added to the then outstanding principal sum of the Loans and shall bear interest at the rate provided for in this Agreement. Upon the occurrence of an Event of Default under this Agreement or any other Loan Document, the Agent shall have the right but not the obligation to continue to cause disbursements of monthly interest installments from the Interest

Holdback. Establishment of the Interest Holdback shall in no way relieve the Borrowers of their obligation to make interest payments. Upon the occurrence of a Default or an Event of Default under any Loan Document, the Agent may, at its option, cease making any further disbursement from the Interest Holdback.”

(cc) By deleting in §12.1(d) of the Loan Agreement, appearing on page 54 thereof, in its entirety, and inserting in lieu thereof the following:

“(d) Except with respect to the Indebtedness of Guarantor set forth in Schedule 12.1(d), the Borrower or any Guarantor shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness including, without limitation, the Comstock Facilities, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness including, without limitation, the Comstock Facilities, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment or purchase thereof, or any claim shall be made against Guarantor under the Comstock Facilities;”

(dd) By inserting the following new §12.1(s), §12.1(t) and §12.1(u) in the Loan Agreement:

“(s) Any default, material misrepresentation or breach of warranty by the Guarantor or subordinate lender that is the holder of a Deficiency Note, or a party to the JP Morgan Subordination and Standstill Agreement;

(t) Penderbrook (i) shall fail to pay when due (including, without limitation, at maturity) any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness, or (ii) shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; or

(u) the dissolution, administrative or otherwise, of Guarantor for its failure to preserve and keep in full force and effect its legal existence in the State of Delaware, or any subsequent jurisdiction of incorporation of the Guarantor;”

(ee) By deleting Schedule 3.3 of the Loan Agreement in its entirety.

(ff) By deleting Schedule 7.12 of the Loan Agreement in its entirety, and inserting in lieu thereof Schedule 7.12 attached hereto and made a part hereof.

(gg) By deleting Schedule 8.8 of the Loan Agreement in its entirety, and inserting in lieu thereof Schedule 8.8 attached hereto and made a part hereof.

4. Bankruptcy.

(a) Material Inducement. Loan Parties acknowledge and agree that the representations, warranties, covenants, and agreements contained in this Section 4 constitute a material inducement to Lenders to enter into this Agreement, the other, and the transactions contemplated hereby and thereby and that without the inclusion of this Section 4, KeyBank and Agent would not have entered into this Agreement.

(b) No Fraudulent Intent. Loan Parties acknowledge and agree that neither the execution and delivery of this Agreement nor the performance of any actions required hereunder or thereunder are being consummated by Loan Parties with or as a result of any actual intent by Loan Parties, or any of them, to hinder, delay, or defraud any entity to which Loan Parties, or any of them, are now or will hereafter become indebted.

(c) No Bankruptcy Intent. Loan Parties acknowledge, warrant, represent and agree that no Loan Party has any present intent (i) to file any voluntary petition under any Chapter of the Bankruptcy Code, Title 11, U.S.C.A. (hereinafter referred to as the “Bankruptcy Code”), or in any manner to seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal or other insolvency laws or laws providing for relief of debtors, or in equity, or directly or indirectly to cause any of the other Loan Parties to file any such petition or to seek any such relief, or (ii) directly or indirectly to cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed against any Loan Party, or directly or indirectly to cause any Loan Party to become the subject of any proceedings pursuant to any local, state, federal or other insolvency laws or laws providing for the relief of debtors, or in equity, either at the present time, or at any time hereafter, or (iii) directly or indirectly to cause the Collateral or any portion thereof to become the property of any bankrupt estate or the subject of any local, state, federal or other bankruptcy, dissolution, liquidation or insolvency proceedings, either at the present time or at any time hereafter; and that the filing of any such petition or the seeking of any such relief by any Loan Party, whether directly or indirectly, would be in bad faith and solely for purposes of delaying, inhibiting or otherwise impeding the exercise by Lenders of its negotiated rights and benefits pursuant to this Agreement or the Loan Documents, or at law or in equity. The foregoing acknowledgments, representations and warranties are not and cannot be binding on any creditors of the Loan Parties and/or any third-party representatives that may be appointed to oversee the affairs and property of the Loan Parties.

(d) Settlement in Best Interests of Loan Parties; Consideration. Loan Parties (i) acknowledge and agree that the settlement evidenced by this Agreement is in the best interests of Loan Parties and the creditors of Loan Parties in that, among other things, it will resolve Lenders’ respective claims against Loan Parties in a manner which is fair and reasonable in all respects and will permit Loan Parties to avoid the costs, expenses, and burdens of litigation with Lenders and (ii) acknowledge and agree that the benefits to inure to Loan Parties pursuant to this Agreement, including, without limitation, the agreements of Lenders, constitute more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) in exchange for the benefits to be provided by Loan Parties to Lenders pursuant to this Agreement. Each Loan Party further covenants and agrees that in any subsequent bankruptcy proceeding involving any Loan Party or the Collateral, Loan Parties shall not make any claim or assertion that is contrary to the foregoing statements contained in this Section 4(d).

(e) Entitlement to Lift of Stay. Loan Parties acknowledge and agree that the market value of the Collateral as of the date of this Agreement is such that all factual circumstances exist which would be required to be proven with respect to the Collateral and the Loan as to valuation and otherwise to entitle Lenders to an order granting relief from the stay which would be imposed under Section 362 of the Bankruptcy Code to exercise any and all of its rights and remedies under the Loan Documents. In furtherance of, and not in limitation of the foregoing, each of the Loan Parties covenants and agrees that the execution and delivery of this Agreement by Agent and Lenders is made at the request of all the Loan Parties to prevent a bankruptcy proceeding involving any Loan Party or the Collateral and, as a result, shall constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362 of the Bankruptcy Code. Each Loan Party further covenants and agrees (x) not to directly or indirectly make any claim or assertion that the occurrence or existence of any such event of bankruptcy of any Loan Party shall not, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362 of the Bankruptcy Code, (y) not to, directly or indirectly, oppose, interfere with or otherwise defend against Lenders’ efforts to obtain relief from the stay, and covenants that Lenders shall be entitled to the lifting of the stay, without the necessity of an evidentiary hearing and without the necessity or requirement that Lenders establishes or proves the value of the Collateral, the lack of adequate protection of Lenders’ interest in the Collateral, or the lack of any reasonable prospect of reorganization with respect either to any Loan Party or the Collateral, and (z) in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any Loan Party, to waive the provisions of Sections 1121(b) and 1121(c) of the Bankruptcy Code relating to the exclusive right of a debtor to file a plan of reorganization under Chapter 11 of the Bankruptcy Code.

(f) Bankruptcy of Loan Parties. Loan Parties covenant and agree that in the event of the bankruptcy, whether voluntary or involuntary, of any Loan Party, Lenders shall be entitled to obtain, upon ex parte application therefor and without further notice or action of any kind or nature whatsoever, (i) an order from the Bankruptcy Court prohibiting the use of Lenders’ “cash collateral” (as such term is defined in Section 363 of the Bankruptcy Code) in connection with the Loan and (ii) an order from the Bankruptcy Court granting immediate relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit Lenders to exercise all rights and remedies pursuant to this Agreement, any of the Loan Documents, and at law and in equity.

(g) Cash Collateral. Each Loan Party hereby acknowledges and agrees that the Loan Documents grant Agent on behalf of the Lenders fully perfected, choate, and complete first-priority liens on and security interests in, inter alia, all cash, leases, income, rents, issues, and profits of the remaining security for the Loans, whether existing before or after the commencement of any proceeding under the Bankruptcy Code involving any Loan Parties or the remaining security for the Loans and that such cash, income, rents, issues, and profits of the Mortgaged Properties and the other security for the Loans shall constitute cash collateral of Lenders within the meaning of Bankruptcy Code Section 363(a) without the necessity of Lenders’ taking any further action of any kind or nature whatsoever.

(h) Waiver of Supplemental Stay. Each Loan Party covenants and agrees, in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any Loan Party, not to assert or request any other party to assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce, or inhibit the ability of Lenders to enforce any rights Lenders have by virtue of this Agreement, or the Loan Documents, or any other rights Lenders have, whether now or hereafter acquired, against any Loan Party or against any collateral for the Loans; and further, in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against any Loan Party, not to seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce, or inhibit the ability of Lenders to enforce any rights any Lenders have by virtue of this Agreement or the Loan Documents, or at law or in equity.

(i) Acquisition of Unsecured and Other Claims. Loan Parties acknowledge and agree that, in the event any Loan Party or the Collateral becomes the subject of a voluntary or involuntary petition in bankruptcy or bankruptcy proceeding, Lenders (a) are and shall be entitled, at Lenders’ sole election but with no obligation to do so, to purchase and acquire, or cause any of their affiliates to purchase and acquire, any or all unsecured or other claims against such Loan Parties or otherwise asserted in such bankruptcy proceedings, upon such terms and conditions as Lenders shall elect and (b) shall be fully entitled with respect to any such claims so purchased to take any and all actions in such bankruptcy proceeding as Lenders elect, including, without limitation, with respect to any motion, including any motion by such Lenders to lift the automatic stay, or any proposed reorganization plan, including voting such claims in connection with such plan. Each Loan Party hereby expressly agrees to take no action to object to, or otherwise interfere with, any such purchase of any unsecured or other claims by Lenders or the assertion or exercise by Lenders following any such purchase of the rights relating to such unsecured or other claims in any bankruptcy proceeding. Loan Parties hereby expressly waive any rights, if any, they have under Section 1126(e) of the Bankruptcy Code, Rule 3001 of the Federal Rules of Bankruptcy Procedure or any other applicable provision or rule to object to: (i) the acquisition by Lenders of any such unsecured or other claims; (ii) the exercise by Lenders of any rights Lenders has by virtue of having acquired such claims including casting votes with respect to such claims in connection with any plan of reorganization filed in any such bankruptcy proceeding; or (iii) the acquisition by Lenders of any such claims at a discount off of the face amount of such claims. Loan Parties acknowledge and agree that Lenders shall be entitled to assert the face amount of any claims it acquires even if purchased at a discount. Loan Parties also acknowledge and agree not to object to any claims acquired by Lenders on the grounds that such claims were acquired for any improper purpose, solicitation, or timing or in bad faith.

5. References to Loan Agreement. All references in the Loan Documents to the Loan Agreement shall be deemed a reference to the Loan Agreement, as modified and amended herein.

6. Consent of Guarantor. Guarantor, for all purposes of the Loans, hereby specifically consents to the modification of the Loans and the Loan Documents pursuant to this Agreement, and hereby agrees that all references in the Guaranty and the Indemnity Agreement to the Loan Agreement and the other Loan Documents hereafter shall be deemed to refer to the Loan Agreement and such other Loan Documents as modified by this Agreement.

7. Acknowledgment of Loan Parties. Each Loan Party hereby acknowledges, represents and agrees that the Loan Documents, as modified and amended herein, remain in full force and effect and constitute the valid and legally binding obligation of such Loan Party, as applicable, enforceable against such Loan Party in accordance with their respective terms, and that the execution and delivery of this Agreement and any other documents in connection therewith do not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of any Loan Party’s obligations under the Loan Documents, except as expressly waived in Section 2 above. Each Loan Party acknowledges and agrees that the aggregate outstanding principal balance of the Loans is $22,800,292.89, the availability of the Interest Holdback is $1,813,763.43, and that interest has accrued and shall continue to accrue on the outstanding principal amount of the Loans in accordance with the terms of the Loan Agreement and the Notes.

8. Representations and Warranties. The Loan Parties represent and warrant to Agent and the Lenders as follows:

(a) Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (i) are within the authority of Borrowers and Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrowers and Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, any of the Borrowers or Guarantor or any of their respective properties or to which any of the Borrowers or Guarantor is subject, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any of the Borrowers or Guarantor, other than the liens and encumbrances created by the Loan Documents.

(b) Enforceability. The execution and delivery of this Agreement are valid and legally binding obligations of Borrowers and Guarantor enforceable in accordance with the respective terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c) Approvals. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained.

(d) Reaffirmation. Borrowers and Guarantor reaffirm and restate as of the date hereof each and every representation and warranty made by the Borrowers, the Guarantor and their respective Subsidiaries in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith except for representations or warranties that expressly relate to an earlier date.

(e) Offsets, Etc. There are no offsets, claims, counterclaims, cross-claims or defenses with respect to the Loans.

(f) Litigation. Except as stated on Schedule 6.6 attached to this Agreement, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrowers or Guarantor threatened against any Borrower or the Guarantor before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect or impair the right or ability of such Person to carry on business substantially as now conducted. Except as set forth on Schedule 6.6 attached to this Agreement, there are no judgments, final orders or awards outstanding against or affecting any Borrower, the Guarantor or the Mortgaged Properties.

(g) Deliveries. The documents, certificates or other writings delivered by or on behalf of any of the Loan Parties to the Agent or KeyBank in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; there is no fact known to any of the Loan Parties that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to the Agent or KeyBank by or on behalf of the Loan Parties specifically for use in connection with the transactions contemplated by this Agreement.

(h) Indebtedness. The Indebtedness identified on Schedule A attached hereto consists of all of the Indebtedness of the Guarantor and its respective Affiliates. Guarantor shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise or, with respect to any Indebtedness other than as shown on Schedule A attached hereto. Guarantor has not assumed, guaranteed or is liable, contingently or otherwise, with respect to any of the Indebtedness identified as Numbers 13, 14 and 15 on Schedule A.

(i) Deficiency Note Subordinate Debt. In connection with the execution and delivery of this Agreement, the Loan Parties and their Affiliates have entered into the agreements set forth on Schedule B attached hereto to accomplish a reorganization of the Guarantor and its Subsidiaries. None of the Loan Parties have any remaining indebtedness, liabilities or obligations under the Deficiency Note Subordinate Debt other than as described and evidenced in those agreements set forth on Schedule B attached hereto without the prior written consent of Agent.

(j) Accounts. The current outstanding amount of cash reserves held by the Borrowers is approximately $105,000.00.

9. No Default. By execution hereof, the Borrowers and Guarantor certify that each of the Borrowers and Guarantor will be in compliance with all covenants under the Loan Documents after the execution and delivery of this Agreement, and that no Default or Event of Default has occurred and is continuing except for the Existing Defaults.

10. Conditions to Effectiveness. This Agreement shall become effective and be deemed effective as of the date hereof, upon the occurrence of each of the following, to the satisfaction of the Agent:

(a) the Agent shall have received counterparts of this Agreement, duly executed and delivered by the Borrowers, Guarantor and KeyBank, individually and in its capacity as Agent;

(b) the Borrowers shall pay all fees, costs and expenses due and payable to the Agent as required under Section 13 hereof;

(c) the Cash Collateral Agreement and Deficiency Notes shall have been executed and delivered in form and content acceptable to the Agent;

(d) the Agent shall have received a Distribution Certificate in form and substance satisfactory to Agent;

(e) the Agent shall have received a copy of the Station View Sales Contract signed by the purchaser and seller; and

(f) the Agent shall have received such other information and documents as the Agent may request, in form and substance satisfactory to the Agent.

11. Release and Covenant Not to Sue. The Loan Parties, on behalf of themselves and all of their respective heirs, successors, and assigns, do hereby remise, release, acquit, satisfy, and forever discharge Lenders, Agent and all of their respective past, present, and future officers, directors, employees, agents, attorneys (including, without limitation, McKenna Long & Aldridge LLP), representatives, participants, heirs, successors, and assigns (collectively the “Released Parties”), from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands, and causes of action of any nature whatsoever, whether at law or in equity, whether known or unknown, either now accrued or hereafter maturing, which the Loan Parties now have or hereafter can, shall or may have by reason of any matter, cause, or thing, from the beginning of the world to and including the date of this Agreement arising out of or relating to (a) the Loan, including, but not limited to, the administration or funding thereof, (b) the Loan Documents or the indebtedness evidenced and secured thereby, or (c) the Collateral. Furthermore, the Loan Parties, for themselves and all of their respective heirs, successors, and assigns, hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any of the Released Parties, by reason of or in connection with any of the foregoing matters, claims, or causes of action. Lenders and Agent acknowledge and agree that the foregoing release and covenant not to sue do not apply to any of Agent’s or Lenders’ obligations first arising after the date hereof under this Agreement, the Loan Agreement, or any of the other Loan Documents.

12. Ratification. Except as hereinabove set forth, all terms, covenants and provisions of the Loan Agreement remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Loan Documents as modified and amended herein. Nothing in this Agreement or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrowers and Guarantor under the Loan Documents.

13. Reimbursement of Expenses. Commencing on the First Amendment Date, Borrowers shall reimburse Agent and KeyBank for all of their respective out-of-pocket expenses incurred in connection with this Agreement for work done prior to this Agreement, including the reasonable legal fees and expenses of counsel to Agent from the sale of the next four (4) Potomac Units at the amount of $12,500 per sale, or such lesser amount at such time as the outstanding balance of such legal fees and expenses is less than $12,500.00.

14. Effective Date. This Agreement shall be deemed effective and in full force and effect as of the date hereof upon the execution and delivery of this Agreement by Borrowers, Guarantor, Agent and the Majority Lenders.

15. Acknowledgments. Each Loan Party hereby acknowledges and agrees that:

(a) They have been advised by counsel in the negotiation, execution, and delivery of this Agreement;

(b) Neither Agent nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) No joint venture, partnership or similar relationship between the Loan Parties and Agent and Lenders is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby.

16. Agreement as Loan Document. This Agreement shall constitute a Loan Document.

17. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

18. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. MISCELLANEOUS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Loan Agreement. This Agreement represents the entire agreement of the Loan Parties with Agent and Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations, or warranties by Agent or Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other documents herein described.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWERS:

COMSTOCK STATION VIEW, L.C., a Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc., a Delaware corporation, its Manager

By:
	Name:	Christopher Clemente
	Title:	Chief Executive Officer

(SEAL)

COMSTOCK POTOMAC YARD, L.C., a Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc., a Delaware corporation, its Manager

By:
	Name:	Christopher Clemente
	Title:	Chief Executive Officer

(SEAL)

[Signatures Continued on Next Page]

GUARANTOR:

COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation

By:
Name:	Christopher Clemente
Title:	Chief Executive Officer

(SEAL)

[Signatures Continued on Next Page]

KEYBANK: KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:
Name:
Title:

SCHEDULE 6.6

LITIGATION

See attached.

SCHEDULE 7.12

POTOMAC PROJECT LEASING PARAMETERS

In no event shall Potomac, as part of its rental program established for the Potomac Project, enter into leases that would impair the ability of Borrowers to prepay the Loans prior to the Maturity Date. In furtherance of the foregoing, Potomac acknowledges and agrees that no leases may be entered into unless there shall be not less fifteen (15) Potomac Units for sale. Prior to entering into any such lease, Potomac shall give prior written notice to Agent of its intent to enter into such lease.

SCHEDULE 8.8

(See Attached)

SCHEDULE 12.1(D)

SCHEDULE A

SCHEDULE B